  EXHIBIT 3.10

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IN WITNESS WHEREOF, said Surviving Corporation and Merged Corporation have each caused this certificate to be signed by an authorized officer of each entity on the date first set forth above.

Healthcare Solutions Holdings, Inc.

By:	/s/ Justin Smith
Name:	Justin Smith
Title:	Chief Executive Officer

Verity Merger Corp.

By:	/s/ Robert Stevens
Name:	Robert Stevens
Title:	Chief Executive Officer

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